Exhibit 99.2

The following table sets forth a reconciliation of our return on investment for the year ended January 31, 2009 to our return on assets for the year ended January 31, 2009. We provide certain information about our return on investment, including how we calculate our return on investment and our return on assets, in the Press Release, which is Exhibit 99.1 to our Current Report on Form 8-K dated February 18, 2010, to which this Exhibit 99.2 is also attached.

	For the Year Ended January 31, 2009
(Dollar amounts in millions)

CALCULATION OF RETURN ON INVESTMENT

Numerator

Operating income (1)	$22,798
+ Interest income (1)	284
+ Depreciation and amortization (1)	6,739
+ Rent (1)	1,751

= Adjusted operating income	$31,572

Denominator

Average total assets of continuing operations (2)	$162,891
+ Average accumulated depreciation and amortization (2)	33,317
- Average accounts payable (2)	29,597
- Average accrued liabilities (2)	16,919
+ Rent * 8	14,008

= Average invested capital	$163,700

Return on investment (ROI)	19.3%

CALCULATION OF RETURN ON ASSETS

Numerator

Income from continuing operations (1)	$13,753

Denominator

Average total assets of continuing operations (2)	$162,891

Return on assets (ROA)	8.4%

	2009	2008
Certain Balance Sheet Data

Total assets of continuing operations (1)	$163,234	$162,547
Accumulated depreciation and amortization	35,508	31,125
Accounts payable	28,849	30,344
Accrued liabilities	18,112	15,725

(1)	Based on continuing operations only and therefore excludes the impact of Gazeley Limited, a United Kingdom property development subsidiary, which was sold in the second quarter of fiscal 2009, and the closure of 23 stores and divesture of other properties of The Seiyu, Ltd. (now Walmart Japan) in Japan pursuant to a restructuring program adopted during the third quarter of fiscal 2009. All of these activities have been disclosed as discontinued operations. Total assets as of January 31, 2009 and 2008 in the table above exclude assets of discontinued operations that are reflected in the Consolidated Balance Sheets for those dates of $195 million and $967 million, respectively.
(2)	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.